Exhibit 99.2

ALTRIA ANNOUNCES ELECTION OF TWO BOARD MEMBERS AND RETIREMENT OF JOHN T. CASTEEN III

Richmond, VA (October 28, 2021) -- Altria Group, Inc. (Altria) (NYSE: MO) is pleased to announce that Marjorie M. Connelly and R. Matt Davis joined its Board of Directors (Board) as of October 27, 2021.

“Both Marge and Matt bring a tremendous amount of senior-level public company experience,” said Kathryn McQuade, Altria’s Board Chair. “I believe that their significant expertise, including in operations, business strategy, consumer insights and public policy, will enhance the Board’s strategic oversight as Altria pursues its Vision to responsibly lead the transition of adult smokers to a smoke-free future.”

Ms. Connelly served as Chief Operating Officer of Convergys Corporation (now Concentrix Corporation), a publicly traded, global leader in customer management, from November 2014 until her retirement in December 2017. Ms. Connelly also held leadership roles with Barclaycard, Wachovia Securities and Capital One Financial Corporation. She currently serves as a director of PRA Group, Inc., a global leader in acquiring and collecting nonperforming loans, and as an advisor to MissionOG, a venture capital firm. Ms. Connelly will serve on Altria’s Audit Committee, Innovation Committee and Nominating, Corporate Governance and Social Responsibility Committee.

Mr. Davis retired from Dow Inc., a global materials science company based in the United States, in 2019 as President, North America and Senior Vice President, Global Corporate Affairs, a position he held from 2016 to 2019. From 1987 to 2016, Mr. Davis held a variety of corporate affairs, communications and leadership roles across Dow Inc. Mr. Davis now serves as President of Driftwood Leadership, LLC, a consulting company that focuses on leadership strategies and inspirational training for organizations and individuals, a position he has held since 2019. Mr. Davis will serve on Altria’s Finance Committee, Innovation Committee and Nominating, Corporate Governance and Social Responsibility Committee.

In addition, John T. Casteen III, a director since 2010, will retire from service on the Board following completion of his current term. Consequently, Mr. Casteen will not stand for re-election to the Board at Altria’s 2022 Annual Meeting of Shareholders, which is presently anticipated to be held on May 19, 2022.

“Altria has benefited from John’s significant contributions for over a decade, and we thank him for his distinguished service,” said Ms. McQuade.

Altria Client Services LLC
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Altria’s Profile

Altria has a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Altria’s Vision by 2030 is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.

Altria’s wholly owned subsidiaries include the most profitable tobacco companies in their categories: Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC) and John Middleton Co. (Middleton). Altria’s smoke-free portfolio includes Helix Innovations LLC (Helix), the maker of on! oral nicotine pouches, exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).

Altria also owns equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

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Source: Altria Group, Inc.

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